Exhibit 99.1

 PAIN THERAPEUTICS ANNOUNCES FOURTH QUARTER AND YEAR-END 2006 FINANCIAL RESULTS

    SOUTH SAN FRANCISCO, Calif., Feb. 5 /PRNewswire-FirstCall/ -- Pain Therapeutics, Inc. (Nasdaq: PTIE), a biopharmaceutical company, today reported financial results for the year and fourth quarter ended December 31, 2006.

    The net income for the year ended December 31, 2006 was $6.2 million, or $0.14 per share, compared to a net loss of $30.7 million, or $0.70 per share, for the same period of 2005. The net loss for the quarter ended December 31, 2006 was $5.7 million, or $0.13 per share, compared to a net loss of $3.1 million, or $0.07 per share for the fourth quarter of 2005.

    "2006 was a year marked by meaningful progress," said Remi Barbier, Pain Therapeutics' president and chief executive officer. "We achieved several key drug development goals, advanced a new drug candidate into clinical development and in-licensed a new initiative in oncology. On the corporate side, we made important hires that added new technical talent to the team, and we continued to build on our financial strength, ending the year with over $204 million in cash."

    At December 31, 2006 Pain Therapeutics' cash, cash equivalents and marketable securities were $204.4 million. The Company expects its net cash requirements for 2007 to be approximately $10 million.

    "In 2007, our strategy is to enhance our leadership position in drug development," added Remi Barbier. "We are positioned to make progress on multiple fronts in the coming year, most visibly in the clinic. We anticipate completing a pivotal Phase III study with Remoxy(TM), which we believe may be the first abuse-resistant opioid painkiller to eventually reach the marketplace. We also anticipate the continued clinical development of Oxytrex(TM), which is in a Phase III study in patients who are dependent on extremely high doses of oxycodone. In the first half of 2007, we also expect to begin a first-in-man Phase I study with an important new drug candidate for metastatic melanoma. As we advance our clinical pipeline during the year, we also expect to build our early-stage pipeline through a combination of in- house research efforts or in-licensing opportunities that fit our business model. Collectively, we believe these efforts in 2007 harness the skills and creativity of our dedicated team."

    Financial Highlights

     * We have a collaboration with King Pharmaceuticals, Inc. ("King") to develop abuse-resistant opioid painkillers. King gave us an upfront payment of $150 million in December 2005.

     * For accounting purposes, we plan to recognize a portion of the upfront payment as program fee revenue each quarter through mid- 2011. Program fee revenue for the year ended December 31, 2006 was $26.2 million, compared to $3.7 million for the same period of 2005.

     * On January 1, 2006 we adopted Statement No. 123( R ), Share-Based Payment, or FAS 123R. In adopting FAS 123R, we began to recognize employee non-cash stock-based compensation related expenses in our financial statements.

     * Collaboration revenue for the year ended December 31, 2006 was $22.7 million, compared to $1.4 million for the same period of 2005. Collaboration revenue for the fourth quarter of 2006 decreased to a negative amount of $214,000 because certain expenses we incurred in the third and fourth quarter of 2006 continue to be subject to completion of review by King.

     * Research and development expenses for the fourth quarter ended December 31, 2006 increased to $13.3 million from $7.2 million for the same period of 2005. Research and development expenses for the year ended December 31, 2006 increased to $46.8 million from $32.9 million for the same period of 2005. These increases were primarily due to the Phase III programs for Remoxy and Oxytrex, the Phase I clinical program for PTI-202, increases in development activities relating to our new program in metastatic melanoma and increases in non-cash stock-related compensation costs associated with the adoption of FAS 123R.

     * General and administrative expenses increased to $2.0 million from $1.6 million in the three months ended December 31, 2006 and 2005, respectively, and to $7.7 million from $4.9 million in the twelve months ended December 31, 2006 and 2005, respectively. The increases were primarily due to increases in non-cash stock-related compensation costs associated with the adoption of FAS 123R.

     * We have a provision for income taxes of $2.9 million for the year ended December 31, 2006. We lowered our estimate of income taxes stemming from alternative minimum taxes by $0.7 million during the quarter ended December 31, 2006.

    About Pain Therapeutics, Inc.

    Pain Therapeutics is a biopharmaceutical company that develops novel drugs for pain management and oncology. We have three investigational drug candidates in clinical programs. Remoxy and PTI-202 are proprietary, abuse- resistant forms of opioid drugs. Oxytrex is a novel, next-generation painkiller that potentially offers less physical dependence than currently marketed opioid painkillers. We are also developing a novel radio-labeled monoclonal antibody to treat metastatic melanoma, a rare but deadly form of skin cancer. The FDA has not yet evaluated the merits, safety or efficacy of our drug candidates. For more information, please consult our website: www.paintrials.com.

    Note Regarding Forward-Looking Statements: This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the "Act"). PTI disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include, but are not limited to, any statements relating to the timing, scope or expected outcome of the Company's clinical development of its drug candidates, its plans for advancing its early-stage pipeline, the Company's expected net cash requirements in 2007, and the potential benefits of the Company's drug candidates. Such statements are based on management's current expectations, but actual results may differ materially due to various factors. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing, regulatory approval, production and marketing of the Company's drug candidates, unexpected adverse side effects or inadequate therapeutic efficacy of the Company's drug candidates that could slow or prevent product approval or market acceptance (including the risk that current and past results of clinical trials are not necessarily indicative of future results of clinical trials), the uncertainty of patent protection for the Company's intellectual property or trade secrets, the Company's ability to obtain additional financing if necessary and unanticipated research and development and other costs. For further information regarding these and other risks related to the Company's business, investors should consult the Company's filings with the Securities and Exchange Commission.

                             PAIN THERAPEUTICS, INC.
                       CONDENSED STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)
                                   (Unaudited)

                                      Three Months Ended              Year Ended
                                         December 31,                December 31,
                                   ------------------------    ------------------------
                                      2006          2005          2006          2005
                                   ----------    ----------    ----------    ----------
Revenue:
 Program fee revenue               $    6,550    $    3,712    $   26,201    $    3,712
 Collaboration revenue                   (214)        1,368        22,717         1,368
 Milestone revenue                         --                       5,000            --
   Total revenue                        6,336         5,080        53,918         5,080
Operating expenses (1):
 Research and development              13,290         7,154        46,803        32,938
 General and administrative             1,963         1,577         7,668         4,859
   Total operating expenses            15,253         8,731        54,471        37,797
   Operating loss                      (8,917)       (3,651)         (553)      (32,717)
   Interest and other income            2,552           519         9,668         2,047
Income (loss) before provision
 (credit) for income tax               (6,365)       (3,132)        9,115       (30,670)
Provision (credit) for
 income tax                              (653)           --         2,927            --
Net income (loss)                  $   (5,712)   $   (3,132)   $    6,188    $  (30,670)

Earnings (loss) per share
 Basic                             $    (0.13)   $    (0.07)   $     0.14    $    (0.70)
 Diluted                           $    (0.13)   $    (0.07)   $     0.14    $    (0.70)

Weighted-average shares used
 in computing earnings (loss)
 per share:
 Basic                                 44,262        43,916        44,146        43,795
 Diluted                               44,262        43,916        45,475        43,795

(1) Included in research and development and general and administrative expenses are stock based compensation expenses of $1,680 thousand and $90 thousand for the three months ended December 31, 2006 and 2005, respectively, and $6,470 thousand and $248 thousand for the years ended December 31, 2006 and 2005, respectively.

                             PAIN THERAPEUTICS, INC.
                            CONDENSED BALANCE SHEETS
                                 (in thousands)

                                                            December 31,    December 31,
                                                                2006           2005(2)
                                                            ------------    ------------
                                                             (Unaudited)
Assets
Current assets:
 Cash, cash equivalents and marketable securities           $    204,400    $    212,652
 Other current assets                                              2,714           1,512
   Total current assets                                          207,114         214,164
Property and equipment, net                                        1,267           1,556
Other assets                                                          75              75
   Total assets                                             $    208,456    $    215,795

Liabilities and stockholders' equity
Current liabilities:
 Accounts payable                                           $        985    $        998
 Accrued development expense                                       5,777           4,461
 Deferred program fee revenue - current portion                   26,200          26,200
 Income taxes payable                                              2,779              --
 Other accrued liabilities                                           913             688
   Total current liabilities                                      36,654          32,347
Non-current liabilities:
 Deferred program fee revenue - non-current portion               93,887         120,088
   Total liabilities                                             130,541         152,435
Stockholders' equity:
 Common stock                                                         44              44
 Additional paid-in-capital                                      214,749         206,489
 Accumulated other comprehensive loss                               (372)           (479)
 Accumulated deficit                                            (136,506)       (142,694)
   Total stockholders' equity                                     77,915          63,360
   Total liabilities and stockholders' equity               $    208,456    $    215,795

(2)  Derived from audited financial statements.

SOURCE  Pain Therapeutics, Inc.
    -0-                             02/05/2007
    /CONTACT: Christi Waarich, Senior Manager of Investor Relations of Pain Therapeutics, Inc., +1-650-825-3324, or cwaarich@paintrials.com; or Carney Noensie (Media) of Burns McClellan, +1-212-213-0006, for Pain Therapeutics, Inc./
    /Web site:  http://www.paintrials.com /
    (PTIE)